Exhibit 10.2

VOTING AND LOCK-UP AGREEMENT

March 28, 2008

Commonwealth Biotechnologies, Inc.

601 Biotech Drive

Richmond, Virginia 23235

Attention: Paul D’Sylva, Ph.D.

Re:	Voting and Lock-Up Agreement

Dear Dr. D’Sylva:

Reference is made to the Share Sale Agreement dated as of March 28, 2008 (the “Purchase Agreement”) between PharmAust Limited., an Australian limited corporation, (“PharmAust”), and VenturePharm Laboratories Limited (“VPL”). Pursuant to the terms of the Purchase Agreement, VPL has agreed to acquire, subject to, among others, applicable regulatory approvals, from PharmAust 2,150,000 shares of common stock, without par value per share (the “Shares”), of Commonwealth Biotechnologies, Inc. (“CBI”). In connection therewith, CBI and VPL, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

1. For the period beginning on the closing date of the Purchase Agreement and expiring on the date that is the six month anniversary of such closing date (the “Voting Period”), VPL agrees to vote all shares of CBI common stock that it controls (including the Shares) in favor of all proposals requiring shareholder approval that are adopted by CBI’s Board of Directors.

2. During the period beginning on the closing date of the Purchase Agreement and ending on the date that is the 18 month anniversary of such closing date (the “Lock-Up Period”), VPL will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of CBI’s capital stock, or any securities convertible into or exercisable or exchangeable for CBI’s capital stock, or warrants to purchase shares of CBI’s capital stock (including, without limitation, securities of CBI which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon the exercise of a stock option or warrant) without the prior written consent of CBI, which consent shall not be unreasonably withheld.

3. Furthermore and in furtherance of the agreements set forth in Sections 2 and 3 above, VPL hereby undertakes not to assign, transfer or otherwise convey the Shares which would contravene the intent of Sections 2 and/or 3. In the event that VPL fails to take any action that it is required to take under this Voting and Lock-Up Agreement, VPL appoints CBI as its attorney-in-fact to take such action that VPL would be required to take.

4. The parties hereto agree there shall be imprinted or otherwise placed, on certificates held by VPL the following restrictive legend:

THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN VOTING AND LOCK-UP AGREEMENT BETWEEN COMMONWEALTH BIOTECHNOLOGIES, INC. (“CBI”) AND VENTUREPHARM LABORATORIES LIMITED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF CBI.

5. The provisions of this Agreement shall be binding upon the successors and assigns of the parties including, without limitation, any person who shall succeed to the ownership of any of the Shares. Notwithstanding the foregoing, however, neither party hereto may assign this agreement without the written consent of the other party.

6. Except as otherwise provided herein, VPL shall exercise the full rights of a stockholder with respect to the Shares.

7. This Agreement shall begin on the date hereof and shall terminate upon the expiration of the Lock-Up Period, whichever is later.

8. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

9. THIS AGREEMENT, AND THE RIGHTS OF THE PARTIES HERETO, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA. VENUE UNDER ANY CLAIM ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL LIE EXCLUSIVELY IN THE STATE COURTS LOCATED IN THE CITY OF RICHMOND AND THE U.S. FEDERAL COURTS LOCATED IN THE EASTERN DISTRICT OF VIRGINIA.

10. This Agreement may be amended only by an instrument in writing signed by each of the parties hereto.

11. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement.

13. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

14. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party shall be entitled to all costs and expenses of maintaining such suit or action, including reasonable attorneys’ fees.

15. All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered personally by hand or by courier, or mailed by United States first-class mail, postage prepaid directed to such party at its address set forth on the signature page hereto, or at such other address as such party may designate by ten (10) days’ advance written notice to the party providing notice. All such notices and other communications shall be deemed given upon personal delivery or three (3) days after the date of mailing.

16. This Agreement is intended to be the sole agreement of the parties as it relates to this subject matter and does hereby supersede all other agreements of the parties relating to the subject matter hereof.

17. The obligations of VPL hereunder are subject to the condition that VPL shall have obtained all necessary approvals under the Rules Governing the Listing of Securities on the Growth Enterprise Market of the Stock Exchange of Hong Kong Limited and any other regulatory approvals.

Very truly yours,

VENTUREPHARM LABORATORIES LIMITED

By:	/s/ William Xia Guo
Name:	William Xia Guo
Title:	Director
Date:	28 March 2008

Address:	Venturepharm Towers
No. 3 Jinzhuang, Si Ji Qing
Haidian District, Beijing 10089
China

AGREED:

COMMONWEALTH BIOTECHNOLOGIES, INC.

By:	/s/ Richard J. Freer, Ph.D.
Name:	Richard J. Freer, Ph.D.
Title:	Chief Operating Officer
Date:	March 28, 2008

Address:	601 Biotech Drive
Richmond, Virginia 23235

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